SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

June 12, 2023

Date of Report (Date of earliest event reported)

TransAct Energy Corp.

(Exact name of registrant as specified in its charter)

Nevada	333-139746	98-0515445
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Unit 367 – 1901 Cornwall Ave, Bellingham, WA 98225

(Address of principal executive offices, including zip code)

+1 360 510 0752

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

This current report and its exhibit may include forward-looking statements. TransAct Energy Corp based these forward-looking statements on its current expectations and projections about future events in light of its knowledge of facts as of the date of this current report and its assumptions about future circumstances. Forward-looking statements are subject to various risks and uncertainties that may be outside the control of TransAct Energy Corp. TransAct Energy Corp. has no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events, or otherwise. This current report should be read with TransAct Energy Corp. Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Quarterly Reports on Form 10-Q.

Item 5.02Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officer

Effective June 12, 2023, Heather Nill consented and was accepted as a director of TransAct Energy Corp. bringing the current number of directors to three (3). Heather Nill is Vice President and Healthcare Business Banker for PNC in Wisconsin. She is responsible for supporting private practices in specialty and general healthcare, dental, and veterinary. Heather has an established reputation for strategic consulting with her clients who are looking to grow profitably, whether it be through a new start-up, expansion or transitioning their practice. Heather’s passion throughout her career has been laser-focused on helping her clients, her team and the community. Heather’s experience in marketing, commercial lending, treasury management and healthcare brings a depth of knowledge that her clients and network enjoy partnering with. She is a graduate of the University of Wisconsin – Whitewater.

We look forward to working with Heather at the board and committee levels as we expand our operations and grow the company.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TRANSACT ENERGY CORP.

Date:  June 12, 2023

By: /s/ Roderick C. Bartlett

Roderick C. Bartlett

President and Chief Executive Officer